Exhibit 99.1 Brookdale Reports June 2025 Occupancy Nashville, Tenn., July 8, 2025 – Brookdale Senior Living Inc. (NYSE: BKD) reported today its consolidated occupancy for June 2025. 2024 2025 Occupancy Jun Jul Aug Sep Oct Nov Dec Jan Feb Mar Apr May Jun Wtd. avg. 78.2% 78.6% 78.9% 79.2% 79.4% 79.5% 79.3% 79.2% 79.3% 79.5% 79.8% 80.0% 80.5% Month end 79.7% 79.9% 80.4% 80.5% 80.8% 80.4% 80.5% 80.6% 80.8% 80.9% 81.0% 81.5% 82.2% June 2025 Observations:  June consolidated occupancy results: o Weighted average occupancy of 80.5% increased 230 basis points year-over-year and 50 basis points sequentially, reflecting occupancy acceleration during the quarter, which was driven both by higher move-ins and favorable move-out activity both year-over-year and sequentially. o Month end consolidated occupancy was 82.2%, increasing 70 basis points sequentially and demonstrating continued strong demand and sales execution.  June same community occupancy results: o Weighted average occupancy of 81.1% increased 220 basis points year-over-year and 50 basis points sequentially. o Month end same community occupancy was 82.8%, also increasing 70 basis points sequentially.  Second quarter weighted average consolidated occupancy of 80.1% increased 200 basis points year-over-year and grew 80 basis points as compared to the first quarter of 2025. About Brookdale Senior Living Brookdale Senior Living Inc. is the nation’s premier operator of senior living communities. With 645 communities across 41 states and the ability to serve approximately 58,000 residents as of June 30, 2025, Brookdale is committed to its mission of enriching the lives of seniors through compassionate care, clinical expertise, and exceptional service. The Company, through its affiliates, operates independent living, assisted living, memory care, and continuing care retirement communities, offering tailored solutions that help empower seniors to live with dignity, connection, and purpose. Leveraging deep expertise in healthcare, hospitality, and real estate, Brookdale creates opportunities for wellness, personal growth, and meaningful relationships in settings that feel like home. Guided by its four cornerstones of passion, courage, partnership, and trust, Brookdale is committed to delivering exceptional value and redefining senior living for a 75% 77% 79% 81% 83% Jun 2024 Jul Aug Sep Oct Nov Dec Jan 2025 Feb Mar Apr May June Average for Month Month end Wtd. Avg. 2Q 2025 80.1% 1Q 2025 79.3% 4Q 2024 79.4% 3Q 2024 78.9% 2Q 2024 78.1% 1Q 2024 77.9% 4Q 2023 78.4% 3Q 2023 77.6% 2Q 2023 76.5% 1Q 2023 76.3% Brookdale’s Consolidated Occupancy

brighter, healthier future. Brookdale's stock trades on the New York Stock Exchange under the ticker symbol BKD. For more information, visit brookdale.com or connect with Brookdale on Facebook or YouTube. Contacts media.relations@brookdale.com Tim Lynch / Leigh Parrish Joele Frank, Wilkinson Brimmer Katcher (212) 355-4449